-------------------------------------------------------------------------------
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SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

NON-PARTICIPATING FLEXIBLE PREMIUM
DEFERRED VARIABLE ANNUITY POLICY

RETIREMENT BENEFIT PAYABLE ON THE RETIREMENT DATE. DEATH BENEFIT PAYABLE AT DEATH BEFORE THE RETIREMENT DATE. FLEXIBLE PREMIUMS PAYABLE FOR THE ANNUITANT'S LIFE OR UNTIL THE RETIREMENT DATE. THE ACCUMULATED VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE VARIABLE FEATURES OF THIS POLICY ARE DESCRIBED ON PAGES 10, 11, AND 12.

Southern Farm Bureau Life Insurance Company will pay the benefits of this policy subject to all of its terms.

RIGHT TO EXAMINE POLICY

THE OWNER MAY CANCEL THIS POLICY BY DELIVERING OR MAILING A WRITTEN NOTICE TO THE AGENT THROUGH WHOM IT WAS PURCHASED, TO OUR ADMINISTRATOR, OR THE SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY, 1401 LIVINGSTON LANE, JACKSON, MISSISSIPPI 39213, AND BY RETURNING THE POLICY OR CONTRACT BEFORE MIDNIGHT OF THE TENTH DAY AFTER THE DATE YOU RECEIVE THE POLICY. NOTICE GIVEN BY MAIL AND RETURN OF THE POLICY OR CONTRACT BY MAIL ARE EFFECTIVE ON BEING POSTMARKED, PROPERLY ADDRESSED AND POSTAGE PREPAID. SOUTHERN FARM BUREAU LIFE WILL REFUND, WITHIN SEVEN DAYS AFTER IT RECEIVES THE RETURNED POLICY, AN AMOUNT EQUAL TO THE GREATER OF THE PREMIUMS PAID OR THE SUM OF:

a) THE ACCUMULATED VALUE OF THE POLICY ON THE DATE THE POLICY IS RECEIVED AT THE HOME OFFICE;
b)   ANY ADMINISTRATIVE CHARGES WHICH WERE DEDUCTED; AND
c)   AMOUNTS APPROXIMATING DAILY CHARGES AGAINST THE VARIABLE ACCOUNT.

READ YOUR POLICY CAREFULLY! THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY.

Signed for and on behalf of Southern Farm Bureau Life Insurance Company at its home office at 1401 Livingston Lane, Jackson, Mississippi 39213, effective as of the date of issue of this policy.

   /s/ Carl B. Loop Jr.                   /s/ V. N. Cook

       President                              Secretary

                 SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY,
                    1401 LIVINGSTON LANE, JACKSON, MS 39213

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FORM AV200                                                          Page 1

INDEX OF MAJOR POLICY PROVISIONS

POLICY DATA .....................................................    Page  3
     Annuitant(s); Age; Sex; Policy Number; Policy Date; Owner(s);
     Normal Retirement Date; Interest Rates; Schedule of Forms and
     Premiums; Schedule of Charges; Schedule of Investment Options.

SECTION 1 - DEFINITIONS .........................................    Page  5

     1.1 You or Your; 1.2 Our, Us or the Company; 1.3 Annual Administrative Charge; 1.4 Annuitant; 1.5 Age; 1.6 Beneficiary; 1.7 Business Day; 1.8 Declared Interest Option;
     1.9 Due Proof of Death; 1.10 Eligibility for Waiver of Surrender Charge; 1.11 Fund; 1.12 General Account; 1.13 Home Office; 1.14 Owner; 1.15 Qualified Physician; 1.16 Policy Anniversary; 1.17 Policy Date; 1.18 Policy Year; 1.19 Qualified Nursing Care Center; 1.20 Retirement Date; 1.21 SEC;
     1.22 Surrender Charge; 1.23 Terminal Illness 1.24 Valuation Period; 1.25 Variable Account.

SECTION 2 - THE CONTRACT ........................................    Page 6

     2.1 Retirement Date; 2.2 Contract; 2.3 Modification; 2.4
     Incontestable Clause; 2.5 Misstatement of Age or Sex; 2.6
     Return of Policy and Policy Settlement; 2.7 Termination; 2.8
     Non-Participation.

SECTION 3 - OWNERSHIP AND BENEFICIARIES .........................    Page 7

     3.1 Ownership; 3.2 Beneficiary; 3.3 Change of Owner or
     Beneficiary; 3.4 Assignment.

SECTION 4 - PREMIUMS ............................................    Page 8

     4.1 Premium Payment; 4.2 Payment Frequency; 4.3 Unscheduled
     Premiums; 4.4 Allocation of Premium.

SECTION 5 - ANNUITY AND DEATH BENEFITS ..........................    Page 9

     5.1 Annuity Benefit; 5.2 Death of Annuitant During
     Accumulation Period; 5.3 Death of Owner; 5.4 Death Benefit at Death of Annuitant During Accumulation Period.

SECTION 6 - VARIABLE ACCOUNT ....................................    Page 10

     6.1 Variable Account; 6.2 Subaccounts; 6.3 Fund Investment
     Options; 6.4 Transfers.

SECTION 7 - ACCUMULATED VALUE BENEFITS ..........................    Page 12

     7.1 Accumulated Value; 7.2 Net Accumulated Value; 7.3 Variable Accumulated Value; 7.4 Subaccount Units; 7.5 Unit Value; 7.6 Declared Interest Option Accumulated Value; 7.7 Declared Interest Option Interest; 7.8 Surrender; 7.9 Surrender Charge;
     7.10 Ten Percent Withdrawal Privilege; 7.11 Waiver of Surrender Charge; 7.12 Partial Withdrawal; 7.13 Delay of Payment; 7.14 Tax Charges; 7.15 Annual Report.

SECTION 8 - PAYMENT OF PROCEEDS .................................    Page 16

     8.1 Choice of Options; 8.2 Payment Options; 8.3 Interest and
     Mortality; 8.4 Withdrawal of Proceeds; 8.5 Claims of
     Creditors, 8.6 Proof of Survival.

PAYMENT OPTION TABLES ...........................................    Page 18

Any additional benefits and endorsements which apply to this policy are listed on the policy data page and are described in the forms which follow page 18 of this policy.

FORM AV200                                                         Page 2

POLICY DATA

Annuitant(s)                            [JOHN DOE]

Age                                     [35]

Sex                                     [MALE]

Policy Number                           [12345]

Policy Date                             [03-01-1998]

Owner(s)                                [JOHN DOE]

Normal Retirement Date                  [11-01-2026]

On Declared Interest Option:
   Guaranteed Interest Rate              3.00%
   Current Interest Rate                [5.50%]
   Current Interest Rate guaranteed to: [03-01-1999]


************************** SCHEDULE OF FORMS AND PREMIUMS
**************************

Form No.  Description
--------  -----------
[AV200]


FORM AV200                                                         Page 3

                         SCHEDULE OF CHARGES

Annual Administrative Charge:          [$30.00 per year]
Transfer Charge:                       [$25]
Mortality and Expense Risk Charge:     [.0038091% of the variable cash value
                                       per day (equivalent to 1.40% per year).]

[A surrender charge will apply during the first 7 policy years.]
[The surrender charge will be as shown in the following table:


                            Surrender Charge
     Policy Year    (as a percent of Accumulated Value)
     -----------    -----------------------------------
               1                   7.0%
               2                   6.0%
               3                   5.0%
               4                   4.0%
               5                   3.0%
               6                   2.0%
               7                   1.0%
     Thereafter                      0%]

However, the total surrender charge assessed will never exceed 8.5% of the premiums paid.


                      SCHEDULE OF INVESTMENT OPTIONS

General Account:    The general assets of Southern Farm Bureau Life Insurance
                    Company.

Separate Account:   [Southern Farm Bureau Life Variable Account]

Subaccounts:                    Fund:
 [T. Rowe Price - Prime Reserve       T. Rowe Price Fixed Income Series, Inc.
 T. Rowe Price - Mid-Cap Growth       T. Rowe Price Equity Series, Inc.
 T. Rowe Price - Limited Term Bond    T. Rowe Price Fixed Income Series, Inc.
 T. Rowe Price - Equity Income        T. Rowe Price Equity Series, Inc.
 T. Rowe Price - Pers Strategy Bal    T. Rowe Price Equity Series, Inc.
 Fidelity VIP Growth                  Fidelity Variable Insurance Products Fund
 Fidelity VIP Contrafund              Fidelity Variable Insurance Products Fund
 Fidelity VIP Index 500               Fidelity Variable Insurance Products Fund
 Fidelity VIP High Income             Fidelity Variable Insurance Products Fund
 Fidelity VIP Overseas                Fidelity Variable Insurance Products Fund]


FORM AV200                                                         Page 4

------------------------------------------------------------------------------
SECTION 1 - DEFINITIONS
------------------------------------------------------------------------------

1.1  YOU OR YOUR means the owner, or owners, of this policy.

1.2  OUR, US, WE, OR THE COMPANY means Southern Farm Bureau Life Insurance
     Company.

1.3 ANNUAL ADMINISTRATIVE CHARGE means a fee that is charged yearly. The annual administrative charge may go up or down but is guaranteed not to exceed $45. The annual administrative charge as of the policy date is shown on the policy data page.

1.4 ANNUITANT is (are) the person (or persons) whose life (or lives) determine(s) the annuity and death benefit. No more than two annuitants may be named. Provisions referring to the death of an annuitant mean the last surviving annuitant.

1.5  AGE means age at the last birthday.

1.6 BENEFICIARY is (are) the person (or persons) named by you to whom the proceeds payable on the death of the annuitant will be paid. Prior to the retirement date, if no beneficiary survives the annuitant, you or your estate will be the beneficiary.

1.7 BUSINESS DAY means a day when the New York Stock Exchange is open for trading, except for the day after Thanksgiving, any other designated company holidays, and any day our home office or administrative office is closed because of a weather-related or comparable type of emergency. Assets are valued at the close of the business day.

1.8 DECLARED INTEREST OPTION means an option pursuant to which accumulated value accrues interest at a guaranteed minimum rate. The declared interest option is supported by the general account.

1.9 DUE PROOF OF DEATH means proof of death that is satisfactory to us. Such proof may consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death, or any other proof satisfactory to us.

1.10 ELIGIBILITY FOR WAIVER OF SURRENDER CHARGE means the annuitant:
     a)   is diagnosed by a qualified physician as having a terminal illness;
     b)   stays in a qualified nursing care center for 90 consecutive days; or
     c) is required to satisfy the minimum distribution requirement of Sec. 401(a) 9 of the Internal Revenue Code.

1.11 FUND means the investment options shown on the policy data page. The corresponding funds are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies or unit investment trusts.

1.12 GENERAL ACCOUNT means all our assets other than those allocated to the variable account or any other separate account. We have complete ownership and control of the assets of the general account.

1.13 HOME OFFICE means Southern Farm Bureau Life Insurance Company at its home office, 1401 Livingston Lane, Jackson, Mississippi, 39213.

1.14 OWNER is (are) the person (or persons) who own(s) the policy and who is entitled to exercise all rights and privileges provided in the policy. The original owner(s) is

FORM AV200                                                         Page 5
     shown on the policy data page.

1.15 QUALIFIED PHYSICIAN means a licensed medical practitioner performing within the scope of his/her license. Such person must be someone other than you, the annuitant, or a member of the immediate family of either you or the annuitant.

1.16 POLICY ANNIVERSARY means the same date in each year as the policy date.

1.17 POLICY DATE means the policy date shown on the policy data page. This date is used to determine policy years and anniversaries. The date of issue is equal to the policy date.

1.18 POLICY YEAR means the 12-month period that begins on the policy date or on a policy anniversary.

1.19 QUALIFIED NURSING CARE CENTER means a long-term care center that is licensed to operate according to the laws of their location. The following are qualified nursing care centers:
     a)   Skilled Nursing Center - means a center:
          1) that provides skilled nursing care supervised by a licensed physician;
          2) that provides 24-hour nursing care by, or supervised by, an R.N.; and
          3)   that keeps a daily medical record of each patient.
     b)   Intermediate Care Center - means a center:
          1) that provides 24-hour nursing care by, or supervised by, an R.N. or an L.P.N.; and
          2)   that keeps a daily medical record of each patient.
     c)   Hospital - means a center:
          1) that operates for the care and treatment of sick or injured persons as inpatients;
          2)   that provides 24-hour nursing care by, or supervised by, an R.N.;
          3)   that is supervised by a staff of licensed physicians; and
          4) that has medical, diagnostic, and major surgery capabilities or access to such capabilities.

     Qualified nursing care center does not include:
     a)   drug or alcohol treatment centers;
     b) homes for the aged or mentally ill, community living centers, or places that primarily provide domiciliary, residency or retirement care;
     c) places owned or operated by a member of the annuitant's immediate family.

1.20 TERMINAL ILLNESS is any disease or medical condition which the qualified physician expects will result in death within one (1) year.

1.21 RETIREMENT DATE means the policy anniversary nearest the retirement age chosen in the application. If no age is chosen, age 70 will be used. Subject to the payment option provisions, the owner may change the retirement date at any time. However, the retirement date may not be changed after payments begin.

1.22 SEC means the Securities and Exchange Commission, a U.S. government agency.

1.23 SURRENDER CHARGE means a fee that is applied at the time of any partial withdrawal or full surrender. The surrender charges are shown on the policy data page.

1.24 VALUATION PERIOD means the period between the close of business on a business day


FORM AV200                                                         Page 6
     and the close of business on the next business day.

1.25 VARIABLE ACCOUNT means the Separate Account shown on the policy data page. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

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SECTION 2 - THE CONTRACT
------------------------------------------------------------------------------

2.1 RETIREMENT DATE - The owner may choose a retirement date on the application. However, such retirement date may not be after the latest of the annuitant's 70th birthday or the 10th policy anniversary. If no date is chosen on the application, age 70 will be used. The owner may change the retirement date at any time. However, the retirement date may not be changed after payments begin. However, if the policy is subject to Internal Revenue Service minimum distribution requirements, we will begin distributions as required.

2.2 CONTRACT - This policy is a legal contract. We issue this policy in consideration of the first premium and the statements in the application. The entire contract consists of:
     a)   the basic policy;
     b)   any endorsements or additional benefit riders;
     c)   the attached copy of your application; and
     d)   any amendments, supplemental applications or other attached papers.

     We rely on statements made in the application for the policy. These statements in the absence of fraud are deemed representations and not warranties. No statement will void this policy or be used in defense of a claim unless:
     a)   it is contained in the application; and
     b)   such application is attached to this policy.

2.3 MODIFICATION - No one can change any part of this policy except the owner and one of our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

2.4 INCONTESTABLE CLAUSE - We will not contest this policy from its policy date.

2.5 MISSTATEMENT OF AGE OR SEX - We have the right to correct benefits for misstated age or sex. In such an event, benefits will be the amount the premium actually paid would have bought at the correct age or sex.

2.6 RETURN OF POLICY AND POLICY SETTLEMENT - We reserve the right to have this policy sent to us for any: a) modification; b) death settlement; c) surrender; d) assignment; e) change of owner or beneficiary; f) payment option election; or g) exercise of any policy privilege.

     We will send a supplementary contract to replace this policy if any payment option is chosen. All sums to be paid by us under this policy are considered paid when tendered by us at our home office.

2.7  TERMINATION - This policy ends when any one of the following events occurs:
     a)   the owner requests that the policy be canceled;


FORM AV200                                                         Page 7

     b)   the annuitant dies; or
     c)   the policy is surrendered.

2.8 NON-PARTICIPATION - This policy does not share in the company's surplus or profits.
------------------------------------------------------------------------------
SECTION 3 - OWNERSHIP AND BENEFICIARIES
------------------------------------------------------------------------------

3.1 OWNERSHIP - The owner has all rights, title and interest in the policy during the accumulation period and while the annuitant is living. You may exercise all rights and options stated in the policy, subject to the rights of any irrevocable beneficiary or assignee of record.

3.2 BENEFICIARY - Beneficiaries are as named in the application, unless changed by the owner. The interests of any beneficiary in a class who dies before the annuitant will pass to any survivors of the class, unless the policy provides otherwise. Secondary beneficiaries will have the right to receive the proceeds only if no primary beneficiary survives. If no beneficiary survives the annuitant, we will pay the proceeds to you or your estate.

     In finding and identifying beneficiaries we may rely on sworn statements, other facts, or evidence we deem satisfactory. Any benefits we pay based on such information will be a valid discharge of our duty up to the amount paid.

3.3 CHANGE OF OWNER OR BENEFICIARY - While the annuitant lives, a change of owner or beneficiary can be made at any time, subject to the following rules:
     a)   the change must be in writing on a form acceptable to us;
     b)   it must be signed by the owner;
     c) if the owner is more than one person, the written notice for change must be signed by all persons named as owner;
     d)   the form must be sent to and recorded by us;
     e) a request for change of beneficiary must be signed by any irrevocable beneficiary; and
     f) the change will take effect on the date signed, but it will not apply to any payment or action by us before we record the form.

3.4  ASSIGNMENT - No assignment of this policy will bind us unless:
     a)   it is in writing on a form acceptable to us;
     b)   signed by the owner;
     c) if the owner is more than one person, the written notice of assignment must be signed by all persons named as owner; and
     d)   received by us at our home office.

     We will not be responsible for the validity of an assignment.

------------------------------------------------------------------------------
SECTION 4 - PREMIUMS
------------------------------------------------------------------------------

4.1  PREMIUM PAYMENT - Premium payments may be made at any time.  However, we


FORM AV200                                                         Page 8
     reserve the right to limit or restrict the amount of a premium payment as we deem appropriate. The first premium must be equal to or greater than $1,000. Thereafter, premium payments are flexible as to both timing and amount. Each premium is to be paid at our home office or to our administrator. No payment may be less than $50 without our consent.

4.2 PAYMENT FREQUENCY - The first premium is due on or prior to the policy date. We will send periodic reminder notices to the owner. The minimum amount for which such notice will be sent will be $50. A reminder notice may be sent for different periods, which may be 12, 6, or 3 months. The reminder notice period may be changed upon request.

4.3 UNSCHEDULED PREMIUMS - Unscheduled premium payments of at least $50 may be made at any time prior to the maturity date. The company may, in its discretion, waive the $50 minimum requirements. The company reserves the right to limit the number and amount of unscheduled premium payments.

4.4 ALLOCATION OF PREMIUM - The owner will determine the percentage of premium that will be allocated to each subaccount of the variable account and to the declared interest option. The owner may choose to allocate all the premium, a percentage, or nothing to a particular subaccount or to the declared interest option. Any allocation must be for at least 10% of the premium. A fractional percent may not be chosen.

     On the policy date, premiums will be initially allocated to the money market subaccount. On the 11th day following the policy date, we will transfer part or all of the accumulated value in the money market subaccount to the subaccounts or the declared interest option in accordance with the premium allocation percentages shown in the application. For any premium received subsequently, the premium will be allocated in accordance with the premium allocation percentages shown in the application or the most recent written instructions of the owner.

     The owner may change the allocation for future premiums at any time, subject to the following rules:
     a)   The policy must be in force;
     b)   There must be an accumulated value;
     c)   The change must be in writing on a form acceptable to us;
     d)   The form must be signed by the owner;
     e) The change will take effect on the business day on or next following the date we receive the signed form at our home office.

     A change of allocation of future premiums does not affect current accumulated values.

------------------------------------------------------------------------------
SECTION 5 - ANNUITY AND DEATH BENEFITS
------------------------------------------------------------------------------

5.1 ANNUITY BENEFIT - If the annuitant lives to the retirement date, we will pay the annuitant a monthly income for the rest of the annuitant's life beginning on the


FORM AV200                                                         Page 9
     retirement date if:
     a)  this policy is in force on the retirement date;
     b) the owner has not elected to have the accumulated value paid in a single sum; and
     c)  the owner has not elected a payment option.

     The amount of payments will be obtained by applying the accumulated value under payment option 3. We will make at least 120 payments. After 120 payments the annuitant must be living to receive further payments. If the annuitant dies before 120 payments have been received, any remaining payments will be paid to the beneficiary. If no beneficiary survives, we will pay the commuted value, as determined by us, of any remaining payments to the estate of the last beneficiary to die.

5.2 DEATH OF ANNUITANT DURING ACCUMULATION PERIOD - If the sole annuitant dies during the accumulation period and the annuitant is not an owner, we will pay the death benefit to the beneficiary. The beneficiary may elect to apply this sum under one of the annuity payment options as payee. See
     Section 5.3 if you are the annuitant.

5.3 DEATH OF OWNER - If any owner dies prior to the retirement date and the deceased owner is the sole annuitant, we will pay the death benefit to the beneficiary in one sum within five (5) years of the deceased owner's death. The beneficiary may elect (within 60 days of the date we receive due proof of death) to apply this sum under one of the annuity payment options as payee, provided:
     a) payments under the annuity payment option begin not later than one (1) year after the owner's death; and
     b) payments will be payable for the life of the beneficiary, or over a period not greater than the beneficiary's life expectancy.

     If any owner dies and the deceased owner is not the annuitant (or a co-annuitant survives the deceased owner/annuitant), the new owner will be the surviving owner if any. The new owner will be the annuitant (unless otherwise provided) if there are no surviving owners. If the sole new owner is the deceased owner's spouse, the contract may be continued. If the new owner is someone other than the deceased owner's spouse, the surrender value of the policy must be distributed within five
     (5) years of the deceased owner's death.

     If any owner dies on or after the retirement date, but before all proceeds payable under this contract have been distributed, we will continue payments to the annuitant (or, if the deceased owner was the annuitant, to the beneficiary) under the payment method in effect at the time of the deceased owner's death.

     For purposes of this section, if any owner of this contract is not an individual, the death or change of any annuitant shall be treated as the death of an owner.

5.4 DEATH BENEFIT AT DEATH OF ANNUITANT DURING ACCUMULATION PERIOD - The death benefit will be determined based on the annuitant's age on the policy date. If there is more than one annuitant, we will use the age of the last surviving annuitant.
     If the annuitant's age on the policy date is:
     a)  less than 76, the death benefit will be equal to the greater of:
         1) the sum of all premium payments less the sum of all partial withdrawal


FORM AV200                                                               Page 10
             reductions, as of the date due proof of death is received;
         2) the accumulated value as of the date due proof of death is received;
         3) the death benefit anniversary amount as of the date of death plus any premium payment made and less the sum of all partial withdrawal reductions since the most recent death benefit anniversary prior to death;

         The death benefit anniversary amount is equal to the accumulated value on the most recent policy anniversary. The death benefit anniversary amount is determined on the first policy anniversary and on each subsequent policy anniversary thereafter.

     b)  76 or greater, the death benefit is equal to the greater of:
         1) the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date due proof of death is received; or
         2) the accumulated value as of the date due proof of death is received.

     For purposes of this section, partial withdrawal reduction is equal to a) times b) divided by c) where:
     a)  is the death benefit immediately prior to withdrawal;
     b)  is the amount of the partial withdrawal; and
     c)  is the accumulated value immediately prior to withdrawal.

--------------------------------------------------------------------------------
SECTION 6 - VARIABLE ACCOUNT
--------------------------------------------------------------------------------

6.1 VARIABLE ACCOUNT - We own the assets of the variable account. We will value the assets of the variable account each business day. The assets of such account will be kept separate from the assets of our general account and any other separate accounts. Income, and realized and unrealized gains or losses from assets in the variable account will be credited to or charged against such account without regard to our other income, gains or losses.

     That portion of the assets of the variable account which equals the reserves and other policy liabilities of the policies which are supported by the variable account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the variable account which are in excess of such reserves and other policy liabilities.

     While the variable account is registered with the SEC and thereby subject to SEC rules and regulations, it is also subject to the laws of the State of Mississippi which regulate the operations of insurance companies incorporated in Mississippi. The investment policy of the variable account will not be changed without the approval of the Insurance Commissioner of the State of Mississippi. The approval process is on file with the insurance commissioner of the state in which this policy was delivered.

     We also reserve the right to transfer assets of the variable account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "variable account," as used in this policy, shall then mean the variable account to which the assets were transferred.


FORM AV200                                                               Page 11

     When permitted by law, we also reserve the right to:
     a) deregister the variable account under the Investment Company Act of 1940;
     b)  manage the variable account under the direction of a committee;
     c) restrict or eliminate any voting rights of owners, or other persons who have voting rights as to the variable account; and
     d)  combine the variable account with other separate accounts.

6.2 SUBACCOUNTS - The variable account is divided into subaccounts. The subaccounts are listed on page 4. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any subaccounts and the right to transfer the assets of one or more subaccounts to any other subaccount. We also reserve the right to add new subaccounts and make such subaccounts available to any class or series of policies as we deem appropriate. Each new subaccount would invest in a new investment option of the fund, or in shares of another investment company. The owner will determine the percentage of premium that will be allocated to each subaccount in accordance with the allocation of premium provision.

6.3 FUND INVESTMENT OPTIONS - The fund has several investment options each of which corresponds to one of the subaccounts of the variable account. The investment options are listed on the policy data page. Premiums allocated to a subaccount will automatically be invested in the fund investment option associated with that subaccount. The owner will share only in the income, gains or losses of the investment option(s) where shares are held.

     We have the right, subject to compliance with any applicable laws, to make:
     a)  additions to;
     b)  deletions from; or
     c)  substitutions for;

     the shares of a fund investment option that are held by the variable account or that the account may purchase.

     We also reserve the right to dispose of the shares of an investment option of the fund listed on page 4 and to substitute shares of another investment option of such fund or another mutual fund investment option, if:
     a) the shares of the investment option are no longer available for investment; or
     b) if in our judgment further investment in the investment option should become inappropriate in view of the purposes of the variable account.

     In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

6.4 TRANSFERS - The owner may transfer all or part of the accumulated value among the subaccounts of the variable account and between the subaccounts and the declared interest option, subject to the following rules:
     a)  the transfer request must be in writing on a form acceptable to us;
     b)  the form must be signed by the owner;
     c) the transfer will take effect as of the end of the valuation period during which we receive the signed form at our home office;
     d) the owner may transfer amounts among the subaccounts of the variable account


FORM AV200                                                               Page 12
         an unlimited number of times in a policy year;
     e) the owner may transfer amounts from the declared interest option to the variable account an unlimited number of times; amounts transferred from the declared interest option are considered transferred on a last-in-first-out basis;
     f) the first 12 transfers in each policy year will be made without a transfer charge; thereafter, each time amounts are transferred a transfer charge may be imposed; this transfer charge is shown on the policy data page;
     g) the accumulated value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge; unless paid in cash, the transfer charge will be deducted on a pro rata basis from the declared interest option and/or the subaccounts to which the transfer is made;
     h)  the owner must transfer at least:
         1)  a total of $100; or
         2) the total accumulated value in the subaccount or the total accumulated value in the declared interest option, if the total amount transferred is less than $100.
     i) no more than 25% of the accumulated value in the declared interest option may be transferred unless the balance in the declared interest option after the transfer would be less than $1,000; if the balance in the declared interest option would fall below $1,000, the accumulated value in the declared interest option may be transferred.

--------------------------------------------------------------------------------
SECTION 7 - ACCUMULATED VALUE BENEFITS
--------------------------------------------------------------------------------

7.1 ACCUMULATED VALUE - The accumulated value of this policy will be the sum of:
     a)  the accumulated value in the subaccounts of the variable account; plus
     b)  the accumulated value in the declared interest option.

7.2 NET ACCUMULATED VALUE - The net accumulated value of this policy will be the accumulated value less a surrender charge. All of the values are the same or more than the minimums set by the laws of the state where the policy is delivered.

7.3 VARIABLE ACCUMULATED VALUE - On the business day on or next following the day we receive a completed application and the minimum initial premium, the variable accumulated value is the total amount of premium, if any, allocated to the subaccounts of the variable account. After such date, the policy's variable accumulated value is equal to the sum of the policy's accumulated value in each subaccount. The value in a subaccount is equal to a) multiplied by b) where:
     a)  is the current number of subaccount units; and
     b)  is the current unit value.

     The variable accumulated value will vary from business day to business day reflecting changes in a) and b) above.

7.4 SUBACCOUNT UNITS - When transactions are made which affect the variable accumulated value, dollar amounts are converted to subaccount units. The number of subaccount units for a transaction is determined by dividing the dollar amount of the transaction by the current unit value.


FORM AV200                                                               Page 13

     The number of units for a subaccount attributable to a policy increases when:
     a)  premiums are allocated under the policy to that subaccount; or
     b) transfers from the declared interest option or other subaccounts are credited under the policy to that subaccount.

     The number of units for a subaccount attributable to a policy decreases when:
     a)  the owner makes a surrender or partial withdrawal from that subaccount;
     b) transfers are made from that subaccount to the declared interest option or other subaccounts; or
     c) the annual administrative charge shown on the policy data page is deducted (the annual administrative charge will be prorated among the subaccounts and the declared interest option).

7.5 UNIT VALUE - The unit value for a subaccount on any business day is determined by dividing each subaccount's net asset value by the number of units outstanding at the time of calculation. The unit value for each subaccount was set initially at $10 when the subaccounts first purchased fund shares. The unit value for each subsequent valuation period is calculated by dividing a) by b), where:
     a)  is:
         1) the value of the net assets of the subaccount at the end of the preceding valuation period; plus
         2) the investment income and capital gains, realized or unrealized, credited to the net assets of that subaccount during the valuation period for which the unit value is being determined; minus
         3) the capital losses, realized or unrealized, charged against those net assets during the valuation period; minus
         4) any amount charged against the subaccount for taxes, or any amount set aside during the valuation period by the company as a provision for taxes attributable to the operation or maintenance of that subaccount; minus
         5) the mortality and expense risk shown on the policy data page; this charge may go up or down but will never exceed 0.0038091% of the net daily assets in that subaccount for each day in the valuation period; the maximum charge corresponds to a charge of 1.4% per year of the average daily net assets of the subaccount for mortality and expense risks.
     b) is the number of units outstanding at the end of the preceding valuation period.

     The unit value for a valuation period applies for each day in the period. We will value the net assets in each subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

7.6 DECLARED INTEREST OPTION ACCUMULATED VALUE - The declared interest option accumulated value as of the 11th day following the policy date is the premium allocated to the declared interest option as of that date. Thereafter, the declared interest option accumulated value changes every valuation period.

     The declared interest option accumulated value increases when:
     a)  premiums are allocated to the declared interest option; or
     b) transfers from the other subaccounts are credited to the declared interest option; or


FORM AV200                                                               Page 14

     c)  any interest is credited to the declared interest option.

     The declared interest option accumulated value decreases when:
     a)  the owner makes a partial withdrawal from the declared interest option;
         or
     b) transfers are made from the declared interest option to other subaccounts; or
     c) the annual administrative charge shown on the policy data page is deducted (the annual administrative charge will be prorated among the subaccounts and the declared interest option).

     For the purposes of the above calculation, interest does not accrue on amounts deducted for policy charges, amounts transferred from or on amounts surrendered or withdrawn from the declared interest option. Interest is accrued on the accumulated value of the declared interest option on a daily basis and is credited no less frequently than once a policy year.

7.7 DECLARED INTEREST OPTION INTEREST - The guaranteed minimum interest rate applied to the declared interest option accumulated value is an effective rate of 3% per year. Interest in excess of the minimum rate may be applied. The amount of the excess interest credited for any policy year will be set by us at the start of that policy year and will be guaranteed for such year.

7.8 SURRENDER - Before the retirement date, the owner may surrender the policy, subject to the following rules:
     a) the owner must send a written request to us along with such information or evidence as may be required by law or as may be needed to process the request;
     b) if the owner is more than one person, the written request must be signed by all persons named as owner;
     c) the amount of any such surrender may be paid in cash or we will apply part or all of it under a payment option;
     d) we have the right to defer payment of a surrender from the declared interest option for up to 6 months;
     e) the amount of accumulated value surrendered will be subject to a surrender charge;
     f)  upon surrender, the policy will terminate.

7.9 SURRENDER CHARGE - The surrender charge is shown on the policy data page. The total surrender charges assessed will never exceed 8.5% of premiums paid.

     If all of the accumulated value is applied under payment option 2, 3, 4 or 5, the surrender charge will be reduced as follows:
     a)  if option 3 or 5 is used, the surrender charge will be zero; or
     b) if option 2 or 4 is used, the surrender charge will be applied, however, the fixed number of years for which payment will be made is added to the number of years the contract has been in force to determine what the charge will be.

7.10 TEN PERCENT WITHDRAWAL PRIVILEGE - After the first policy year, amounts up to the "withdrawal privilege amount" may be withdrawn from the policy during each policy year without being subject to the surrender charge. The withdrawal privilege amount will be equal to 10% of the accumulated value on the most recent policy anniversary. If the policy is subsequently surrendered during the policy year, the surrender charge will be applied to any partial withdrawals taken during that policy


FORM AV200                                                               Page 15
     year, as well as the amount surrendered.

     7.11 WAIVER OF SURRENDER CHARGE - The owner may make a surrender of this policy without incurring a surrender charge if the annuitant becomes eligible for waiver of the surrender charge.

     The waiver of the surrender charge is subject to the following rules:
     a) we must receive a written request signed by the owner or, if the owner is more than one person, the written request must be signed by all persons named as owner;
     b) the policy must be in force or not providing benefits under any payment option;
     c) proof must be provided that the conditions of eligibility requirements for waiver of the surrender charge have been met, including an attending physician's statement and any other proof we may require;
         we reserve the right to seek a second medical opinion or have an examination performed at our expense by a physician we choose;
     d) if there are joint annuitants, you may exercise this waiver privilege once, for either the first or second annuitant, but not both;
     e) the annuitant must become eligible for waiver of surrender charge after the first contract year ends.

7.12 PARTIAL WITHDRAWAL - Before the retirement date, the owner may obtain a partial withdrawal of the accumulated value, subject to the following rules:
     a)  The amount of any partial withdrawal must be at least $500;
     b) If the accumulated value after a partial withdrawal is less than $2,000, we have the right to pay the remaining accumulated value to the owner as a full surrender;
     c) the owner must send a written request to us along with such information or evidence as may be required by law or as may be needed to process the request;
     d) if the owner is more than one person, the written request must be signed by all persons named as owner;
     e) The accumulated value will be reduced by the amount of any partial withdrawal and any surrender charge applying to such withdrawal. The owner may tell us how to allocate a partial withdrawal among the subaccounts and the declared interest option. If the owner does not so instruct, we will prorate the partial withdrawal among the subaccounts and the declared interest option; this allocation will be in the same proportion that the accumulated value in each of the subaccounts and the accumulated value in the declared interest option bears to the total accumulated value on the date we receive the request;
     f) Amounts withdrawn from the declared interest option are considered withdrawn on the last-in-first-out basis.

7.13 DELAY OF PAYMENT - Proceeds from full surrenders and partial withdrawals will usually be mailed to the owner within 7 days after the owner's signed request is received in our home office. We will usually mail any death claim proceeds within 7 days after we receive due proof of death. We have the right to delay such payment whenever:
     a) the New York Stock Exchange is closed other than on customary weekends and any holiday closing;
     b) trading on the New York Stock Exchange is restricted as determined by the SEC;


FORM AV200                                                               Page 16

     c) the SEC, by order, permits postponement for the protection of policyowners;
     d) as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the variable account.
     We have the right to defer payment which is derived from any amount paid to us by check or draft until we are satisfied the check or draft has been paid by the bank on which it is drawn.

     We also have the right to delay making a full surrender or partial withdrawal from the declared interest option for up to 6 months from the date we receive the owner's request.

7.14 TAX CHARGES - The company may deduct state and local government premium tax from the accumulated value, if such taxes are applicable in your state.
     The company may also make a charge against the accumulated value of this policy for any tax or economic burden on the company resulting from the application of federal, state or local tax laws that the company determines to be properly attributable to the separate account or the policies. The charge will be applied by:
     a) redeeming the number of subaccount units from the separate account equal to the pro rata share of the charge applicable to the subaccounts; or
     b) deducting from the declared interest option accumulated value the pro rata portion of the charge applicable to the declared interest option.

7.15 ANNUAL REPORT - At least once each year we will send a report, without charge, to the owner which shows:
     a)  all premiums paid and charges made since the last report;
     b) the current accumulated value including the value in each subaccount and the declared interest option; and
     c)  any partial withdrawals since the last report.

     An illustrative report will be sent to the owner upon request. A fee may be charged for this report.

--------------------------------------------------------------------------------
SECTION 8 - PAYMENT OF PROCEEDS
--------------------------------------------------------------------------------

8.1 CHOICE OF OPTIONS - The owner may choose to have the proceeds of this policy paid under a payment option. After the annuitant's death, the beneficiary may choose an option if the owner had not done so before the annuitant's death. If no payment option is chosen, we will pay the proceeds of this policy in one sum. We may also fulfill our obligation under this policy by paying the proceeds in one sum if:
     a)  the proceeds are less than $2,000;
     b)  periodic payments become less than $20; or
     c) the payee is an assignee, estate, trustee, partnership, corporation, or association.

8.2  PAYMENT OPTIONS - The choice of payment options are:
     1) INTEREST INCOME - The proceeds will be left with us to earn interest. The interest will be paid every 1, 3, 6 or 12 months as the payee chooses. The rate of interest will be determined by us. The payee may withdraw all or part of the proceeds at any time.


FORM AV200                                                               Page 17

     2) INCOME FOR FIXED TERM - The proceeds will be paid out in equal installments for a fixed term of years.
     3) LIFE INCOME WITH TERM CERTAIN - The proceeds will be paid out in equal installments for as long as the payee lives, but for not less than a term certain. The owner or payee may choose one of the terms certain shown in the payment option tables.
     4) INCOME FOR FIXED AMOUNT - The proceeds will be paid out in equal installments of a specified amount. The payments will continue until all proceeds plus interest have been paid out.
     5) JOINT AND TWO-THIRDS TO SURVIVOR MONTHLY LIFE INCOME - The proceeds will be paid out in equal monthly installments for as long as two joint payees live. When one payee dies, installments of two-thirds of the first installment will be paid to the surviving payee. Payments will stop when the surviving payee dies.

     The proceeds may be paid in any other manner requested and agreed to by us, or under any other payment options made available by the company.

8.3 INTEREST AND MORTALITY - The minimum interest rate used in computing any payment option is 3% per year. Higher interest rates may be used on the effective date of the supplementary contract. We may at any time declare additional interest on these funds. The amount of additional interest and how it is determined will be set by us.

     The mortality table which is used for options 3 and 5 is the "Annuity 2000" individual annuity mortality table.

8.4 WITHDRAWAL OF PROCEEDS - The payee may not withdraw the funds under a payment option unless agreed to in the supplementary contract. We have the right to defer a withdrawal for up to 6 months. We may also refuse to allow partial withdrawals of less than $250.

8.5 CLAIMS OF CREDITORS - Payments under any payment option will be exempt from the claims of creditors to the maximum extent allowed by law.

8.6 PROOF OF SURVIVAL - We may require proof that a payee under a payment option is alive. This proof must be in a form acceptable to us.




FORM AV200                                                               Page 18

PAYMENT OPTION TABLES

(PER $1,000 OF PROCEEDS)



 Option 2 - Income for Fixed Term
Installments per $1,000 of Proceeds
-----------------------------------
   Number
  of Years     Annual      Monthly
-----------------------------------
      5        211.99       17.91
     10        113.82        9.61
     15         81.33        6.87
     20         65.26        5.51
     25         55.76        4.71
     30         49.53        4.18

                       Guaranteed Settlement Option 5
            Joint and Two-thirds to Survivor Monthly Life Income
                Monthly Installments per $1,000 of Proceeds
--------------------------------------------------------------------------
  Male                               Female Age
   Age          55            60           62          65               70
--------------------------------------------------------------------------
    60        4.33          4.58         4.68        4.85             5.16
    62        4.41          4.67         4.79        4.97             5.31
    65        4.53          4.82         4.95        5.16             5.54
    70        4.75          5.09         5.24        5.49             5.97
    75        4.97          5.35         5.53        5.83             6.42

-------------------------------------------------------------------------------
                       Guaranteed Settlement Option 3
                       Life Income with Term Certain
                 Monthly Installments per $1,000 Proceeds
-------------------------------------------------------------------------------
                        Male                                Female
-------------------------------------------------------------------------------
                   Years Certain                         Years Certain
           0      5     10     15     20         0      5     10     15     20
 Age
-------------------------------------------------------------------------------
  55    4.51   4.49   4.45   4.38   4.27      4.19   4.19   4.16   4.12   4.06
  56    4.60   4.59   4.54   4.46   4.33      4.27   4.26   4.24   4.19   4.12
  57    4.70   4.68   4.63   4.54   4.39      4.35   4.35   4.32   4.27   4.19
  58    4.81   4.79   4.73   4.62   4.46      4.44   4.43   4.40   4.34   4.25
  59    4.92   4.90   4.83   4.70   4.52      4.54   4.53   4.49   4.42   4.32
  60    5.04   5.01   4.93   4.79   4.59      4.64   4.63   4.58   4.51   4.39
-------------------------------------------------------------------------------
  61    5.16   5.14   5.05   4.88   4.66      4.75   4.73   4.68   4.59   4.46
  62    5.30   5.27   5.16   4.98   4.72      4.86   4.84   4.79   4.68   4.53
  63    5.45   5.41   5.29   5.08   4.79      4.98   4.96   4.90   4.78   4.60
  64    5.60   5.56   5.42   5.17   4.85      5.11   5.09   5.01   4.88   4.67
  65    5.77   5.72   5.55   5.27   4.91      5.25   5.22   5.14   4.98   4.75
-------------------------------------------------------------------------------
  66    5.95   5.89   5.69   5.38   4.97      5.40   5.36   5.26   5.08   4.82
  67    6.14   6.06   5.84   5.48   5.03      5.55   5.52   5.40   5.19   4.89
  68    6.34   6.25   5.99   5.58   5.09      5.73   5.68   5.55   5.30   4.95
  69    6.55   6.45   6.15   5.68   5.14      5.91   5.86   5.70   5.41   5.02
  70    6.78   6.66   6.31   5.78   5.19      6.11   6.05   5.86   5.53   5.08
-------------------------------------------------------------------------------
  71    7.03   6.89   6.47   5.88   5.23      6.32   6.25   6.02   5.64   5.14
  72    7.29   7.12   6.64   5.97   5.27      6.55   6.47   6.20   5.75   5.19
  73    7.56   7.37   6.81   6.07   5.31      6.80   6.70   6.38   5.86   5.24
  74    7.86   7.63   6.99   6.15   5.34      7.07   6.95   6.57   5.97   5.29
  75    8.18   7.90   7.16   6.24   5.37      7.37   7.22   6.76   6.08   5.33
-------------------------------------------------------------------------------


FORM AV200                                                               Page 19

NON-PARTICIPATING
FLEXIBLE PREMIUM DEFERRED
VARIABLE ANNUITY POLICY


If you have any questions concerning this policy or if anyone suggests that you change or replace this policy, please contact your Southern Farm Bureau Life agent or our administrator. [877-249-3691]

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY
1401 LIVINGSTON LANE
JACKSON, MS 39213